Exhibit 99.1

Trovagene, Inc. Reports Third Quarter 2013 Financial Results

First clinical results presented on novel molecular diagnostics to optimize cancer treatment; Ends quarter with approximately $28 million in cash

SAN DIEGO, CA — November 14, 2013 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported financial results for the three months and the nine months ended September 30, 2013.

“We have made significant corporate and scientific achievements in recent months. We have signed multiple collaboration agreements and launched our first oncogene mutation detection test. In addition, the first series of clinical results were presented at a major medical conference. These data demonstrated the detection and monitoring of cancer mutations in urine with high rates of sensitivity,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “Trovagene is well positioned to leverage its investment in its intellectual property, scientific research, and collaborations to build a better clinical pathway for cancer monitoring.”

Third Quarter 2013 Financial Results

For the three months ended September 30, 2013, Trovagene reported a net loss available to common stockholders of $4.4 million, or $0.25 per share, as compared to a net loss available to common stockholders of $0.66 million, or $0.05 per share, for the three months ended September 30, 2012. The increase in net loss available to common stockholders was primarily due to an increase in total operating expenses of $1.87 million, or $0.10 per share, as well as an increase in the change in fair value of derivative instruments related to warrants of $1.71 million, $0.09 per share, during the third quarter of 2013, as compared to the prior year comparable period.

First Nine Months Financial Results

For the nine months ended September 30, 2013, Trovagene reported a net loss available to common stockholders of $10.8 million, or $0.66 per share, as compared to a net loss available to common stockholders of $5.3 million, or $0.42 per share, for the nine months ended September 30, 2012. The increase in net loss available to common stockholders is primarily attributable to an increase in total operating expenses of $4.4 million, or $0.27 per share, and an increase in the change in fair value of derivative instruments related to warrants of $1.1 million, $0.07 per share, as compared to the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of approximately $28 million at September 30, 2013, as compared to $11 million at December 31, 2012. The Company completed a $15 million registered direct offering on July 31, 2013.

Review of Recent 2013 Announcements Demonstrate Progress in Development Programs

•                  Presented first prospective cancer monitoring data demonstrating that Trovagene’s diagnostics can detect rare oncogene mutation signals in urine that closely correlate to tissue biopsy and response to therapy.

•                  Launched cell-free BRAF oncogene diagnostic, the first urine-based cancer mutation monitoring test.

•                  Entered into collaboration with an undisclosed pharmaceutical company to study oncogene detection and monitoring in lung cancer. Initiated clinical collaboration with USC Norris Cancer Center to study genomic characterizations of metastatic colorectal cancers using Trovagene’s proprietary cell-free DNA assays.

•                  Completed $15 million registered direct offering of common stock.

Webcast of Earnings Conference Call

Trovagene’s management team will host an earnings conference call on Thursday, November 14, 2013, at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time). Interested parties may listen to a live audio broadcast of the conference call on the Company’s website in the Investor Room. A replay of the call can be accessed approximately one hour after the completion of the call and will be archived on the website for at least one year.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Trovagene, Inc.
Financial	Investor Relations
Stephen Zaniboni	Amy Caterina
Chief Financial Officer	Investor Relations
Trovagene, Inc.	Trovagene, Inc.
858-952-7594	858-952-7593
szaniboni@trovagene.com	acaterina@trovagene.com

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Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Selected Financial Information

Consolidated Condensed Statements of Operations and Comprehensive Loss

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues	$44	$211	$212	$287

Operating expenses:
Research and development	916	511	2,662	1,326
General and administrative	2,206	739	5,392	2,376
Total operating expenses	3,122	1,250	8,053	3,702

Operating loss	(3,078)	(1,039)	(7,842)	(3,415)

Interest expense	(6)	—	(7)	—
Change in fair value of derivative instruments - warrants	(1,317)	389	(2,933)	(1,824)
Net loss and comprehensive loss	$(4,401)	$(650)	$(10,782)	$(5,239)
Preferred stock dividend	(5)	(10)	(21)	(29)

Net loss and comprehensive loss available to common stockholders	$(4,406)	$(660)	$(10,803)	$(5,268)
Basic and diluted net loss per share	$(0.25)	$(0.05)	$(0.66)	$(0.42)

Weighted average shares outstanding- basic and diluted	17,871	14,178	16,330	12,507

Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Condensed Balance Sheet Information

(in thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)

Cash and cash equivalents	$27,799	$10,820
Other assets	611	590
Property and equipment, net	740	255
Total assets	$29,150	$11,665

Current portion of long-term debt	$148	$—
Accounts payable, accrued expenses and other liabilities	1,213	730

Long-term debt, less current portion	370	—
Derivative financial instruments	6,281	8,766
Stockholders’ equity	21,138	2,169
Total liabilities and stockholders’ equity	$29,150	$11,665

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